PERFORMANCE LOAN AGREEMENT FOR FUNDING OF DRILLING PROGRAM

THIS PERFORMANCE LOAN AGREEMENT FOR FUNDING OF DRILLING PROGRAM (the “Agreement”) is made and entered into as of August 1, 2018, by and between Compañía Minera Milpo S.A.A., a company organized under the laws of the Republic of Peru and hereinafter “Nexa”), and Minera Solitario Peru S.A.C., a company organized under the laws of the Republic of Peru (“Solitario”). Each of Nexa and Solitario is individually referred to herein as a “Party,” and they are collectively referred to herein as the “Parties.”

RECITALS

A.       Minera Bongará S.A., a company organized under the laws of the Republic of Peru (“Bongará”) is the holder of certain mining concessions located in Peru, as described on the attached Annex A (the “Properties”). Those Properties comprise a portion of the “Florida Canyon Project.”

B.       Solitario, Solitario Zinc Corp. (f/k/a Solitario Exploration & Royalty Corp. and Solitario Resources Corp.), of which Solitario is a wholly-owned subsidiary, and Votorantim Metais – Cajamarquilla S.A. (“Votorantim”) are parties to that Framework Agreement for the Exploration and Potential Development of Mining Properties dated March 23, 2007 (the “Bongará Framework Agreement”). Pursuant to the Bongará Framework Agreement, Votorantim has the right to conduct mineral exploration, evaluation, and possible development and exploitation of the Properties, make certain associated earn-in expenditures and earn up to a 70% shareholding interest in Bongará.

C.       Bongará and Votorantim are parties to a Mining Assignment Agreement dated August 4, 2006, formalized by public deed issued before the public notary in Lima, Peru, Luis Dannon Brender, dated April 19, 2007 (as amended, the “Mining Assignment Agreement”). The Mining Assignment Agreement allows Votorantim to conduct the activities referred to in Recital B above on the Properties.

D.       Effective November 28th 2014, Votorantim assigned its interests in the Bongará Framework Agreement and the Mining Assignment Agreement to Compañía Minera Milpo S.A.A.

E.       Under the terms of the Bongará Framework Agreement, Nexa is currently obligated to incur 100% of the expenditures at the Florida Canyon Project.

F.       Solitario engaged SRK Consulting (U.S.) Inc. (“SRK”) to design a drilling program for exploration drilling at the Florida Canyon Project. That drilling program calls for a 41-hole, 17,000 meter program (the “Drilling Program”). The first 16 holes which will be drilled as part of the Drilling Program are identified on Annex B attached hereto. In order to advance the Drilling Program, Solitario has agreed to provide to Nexa a portion of the funds required to complete the Drilling Program. Solitario will provide those funds to Nexa by way of a performance installment loan, as more particularly described in Section 2 (a) below.

G.       Solitario and Nexa have now agreed to proceed with the Drilling Program, and desire to enter into this Agreement, which will govern the implementation, funding and completion of the Drilling Program, loan amounts made by Solitario to Nexa, and repayment of those loan amounts, irrespective of any of the terms of either the Bongará Framework Agreement or the Mining Assignment Agreement to the contrary.

1

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

1.                  Implementation of Drilling Program.

(a)               Nexa agrees to carry out the Drilling Program, and shall use commercially reasonable efforts to begin the Drilling Program by August 1, 2018, but in any event no later than October 1, 2018. Once it has started the Drilling Program, Nexa shall diligently pursue it to completion; provided, however, that Nexa may in its reasonable discretion temporarily suspend the Drilling Program if weather conditions (taking into account that some work may be season dependent) do not allow for responsible or safe conduct of the Drilling Program. In any event, however, Nexa shall be obligated to complete the Drilling Program by December 31, 2019.

Notwithstanding the above, if there are any permitting or community-related issues which do not allow Nexa to enter (on reasonable terms) into the necessary agreements with the titleholders of the surface land located within the boundaries of the Properties, or if there are delays in obtaining necessary permits or consents (in both cases, for more than sixty (60) days after the relevant access request or administrative application has been filed) that either prevent access or inhibit the initiation, performing or completion of the Drilling Program (“Delays”), and the circumstances and causes of such Delays are not caused by Nexa or are beyond Nexa’s control, all of the dates set out in this Section 1(a), except for the October 1, 2018 deadline for beginning the Drilling Program, shall be automatically deferred and extended for a period of time equal to the time of the Delays. Only once the Delays have ceased, such deferral and extension will cease and the relevant time periods will be resumed and begin running again.

In addition, Nexa may claim force majeure if it is prevented from or delayed in performing the Drilling Program by any cause beyond its reasonable control, including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, laws, rules and regulations or orders of any duly constituted court or governmental authority, acts of terrorism, acts of the public enemy, war, insurrection, riots, fire, storm, flood, unusually harsh weather causing delay, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, inability or failure to obtain surface access rights at all or on reasonable commercial terms, or unavailability of equipment, materials or transportation (provided that they were properly applied for and pursued in good faith and on a timely basis or the equipment, materials or transportation were sought in a timely way), interference by local community or third party interest groups or other causes beyond its reasonable control, whether of the kind enumerated above or otherwise. If Nexa claims an event of force majeure has occurred, Nexa shall promptly notify Solitario, and then the terms applicable for the performance of the Drilling Program, except for the October 1, 2018 deadline for beginning the Drilling Program, shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period. Nexa may also claim force majeure, if acting reasonably and having documented and/or supported the events, it believes that social or political unrest in the area of the Properties or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if Nexa were to continue with the Drilling Program. Nexa shall promptly notify Solitario with a written notice summarizing events that have occurred and prospects for resolution.

2

Bongará will cooperate with Nexa, at Nexa’s request, in any negotiation with the titleholders of the surface lands.

If actual drilling under the Drilling Program has not commenced by October 1, 2018, then this Agreement will automatically terminate, and Solitario shall have no obligation to fund or reimburse Nexa for any expenditures incurred under this Agreement or pursuant to the Drilling Program.

(b)               Nexa shall be responsible for implementation and execution of all activities associated with the Drilling Program, including, without limitation, (i) the hiring and supervision of a drilling contractor, (ii) the hiring of a helicopter contractor as necessary to get materials and supplies to the Properties, (iii) arranging for all infrastructure (including, without limitation, an exploration camp with appropriate core processing and storage facilities, portable generators, satellite telephones, fuel, potable water, chemical toilets and site security) at the Properties as necessary to support the Drilling Program, (iv) the hiring and supervision of contract geologists, administrative staff and field helpers necessary to carry out the Drilling Program, (v) arranging for trucks and other heavy equipment necessary to support the Drilling Program, (vi) arranging for whatever temporary housing is required at or near the Properties for personnel working on the Drilling Program, and (vii) arranging for analysis of the drill core and drill results by the reputable consulting companies described below:

•	Drilling: Explomin
•	Helicopter: PumaAir
•	Geology: Anglo Peruana Terra (APT)
•	Field and administrative: Explosupport
•	Chemistry analysis: ALS Global

and (viii) preparing reports of results of the Drilling Program as appropriate, and providing copies of those reports to Solitario within 15 calendar days after formal request or after they are prepared.

3

2.                  Funding and Conduct of Drilling Program.

(a)               Pursuant to the provisions of this Section 2(a), Solitario shall loan three (3) payments of U.S.$526,596.00 each to Nexa, which the Parties agree shall be based on the performance by Nexa of the first 5,100 meters of drilling under the Drilling Program. Once the first 1,700 meters of drilling is completed, Nexa shall notify Solitario; upon completion of the second 1,700 meters of drilling, Nexa shall provide a second notice; and upon completion of the third 1,700 meters (for a cumulative total of 5,100 meters of drilling), Nexa shall issue a final notice of completion. With each such notice, Nexa shall provide reasonable documentary evidence of the completion of the required 1,700 meters of drilling. Nexa shall issue such notices to Solitario not later than the 15th day of the calendar month following the month during which the required 1,700 meters of drilling on the Properties has been completed, and Solitario, unless it disputes in good faith the completion of the requisite amount of drilling, shall make a loan payment of U.S.$526,596.00 to Nexa within thirty (30) days after receipt of each such notice. Once Solitario has made three (3) loan payments to Nexa in the aggregate amount of U.S.$1,579,888.00 under this Section 2(a), Solitario shall have no further obligation to loan further amounts to Nexa to fund the Drilling Program. The funds loaned by Solitario to Nexa under this Section 2(a) shall not bear interest.

(b)               Nexa shall be obligated to complete the Drilling Program, and Nexa shall fund the remainder of the Drilling Program through completion (41 holes and 17,000 meters of drilling).

(c)               The funds loaned to Nexa by Solitario pursuant to Section 2(a) shall be repaid pursuant to the provisions of this Section 2(c). If Solitario makes an election to obtain a non-recourse loan from Nexa under Section 15.1 of the Bongará Framework Agreement (the “Construction Loan”), then all amounts of money loaned to Nexa by Solitario under Section 2(a) of this Agreement shall be repaid to Solitario by being credited against and treated as an advance against repayment of the Construction Loan by Solitario. Such amounts shall not accrue interest, and shall reduce the amount of principal outstanding under the Construction Loan. If Solitario does not make the election to obtain the Construction Loan from Nexa under the Bongará Framework Agreement, then all amounts loaned to Nexa by Solitario under Section 2(a) of this Agreement shall be repaid to Solitario by being credited against the next capital contributions Solitario is obligated to make to Bongará under the Bongará Framework Agreement.

(d)               Nexa’s books of account reflecting implementation of and expenditures under the Drilling Program, shall be available to Solitario in accordance with Section 6.7.2 of the Bongará Framework Agreement, the provisions of which are incorporated herein by this reference.

(e)               Any changes to the Drilling Program shall require the unanimous written agreement of the Parties. Prior to initiation of field activities Nexa and Solitario shall consult and mutually agree upon the order in which drilling shall occur under the Drilling Program, taking into account Bongará’s best interests as well as logistical considerations.

(f)                Solitario shall be entitled to all tax benefits available, if any, under applicable laws with respect to all amounts which it loans to Nexa hereunder.

3.                  Indemnity. Nexa agrees that the indemnification provisions of Section 21.1 of the Bongará Framework Agreement (the provisions of which are incorporated herein by this reference) shall apply with respect to activities conducted by or on behalf of Nexa pursuant to this Agreement. The provisions of this Section 3 shall survive the termination of this Agreement.

4

4.                  Inspection. The Parties agree that the provisions of Sections 6.7.2 and 23 of the Bongará Framework (the provisions of which are incorporated herein by this reference) shall apply with respect to the rights of Solitario and its authorized agents to inspect Nexa’s activities under this Agreement, and review information pertaining to those activities.

5.                  Environmental Obligations. The Parties agree that the provisions of Section 6.7.5 of the Bongará Framework Agreement (the provisions of which are incorporated herein by this reference) shall apply with respect to activities conducted by or on behalf of Nexa under this Agreement.

6.                  Default. If any party fails in the performance of any obligation under this Agreement (for purposes of this Section 6 called the “defaulting party”), the other Party shall serve upon the defaulting party written notice of default, describing the default with specificity. If the defaulting party, within thirty (30) days after receipt of such notice, does not cure any material default, the defaulting party shall be deemed to be in default.

7.                  Consequences of Default. In the event either Party is deemed to be in material default under Section 6 above, the non-defaulting Party shall have the right to terminate this Agreement pursuant to Section 8 hereof. An election by a Party to terminate the Agreement under Section 8 shall not be deemed to be a waiver by that Party of any other legal or equitable remedies it may have with respect to such default.

8.                  Termination for Default. Should either Party be in default of any of its material obligations under this Agreement, determined as provided in Section 6 above, then the other Party may, subject to the notice requirements and the defaulting Party’s right to cure as set forth in Section 6, at its election, terminate this Agreement by giving written notice of such intention to the defaulting Party, and, upon the defaulting Party’s receipt of such notice, this Agreement shall be conclusively deemed terminated.

9.                  Assignability. Neither Party shall have the right to assign, sublease or otherwise transfer any interest in this Agreement without the prior written consent of the non-assigning Party. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, their successors and assigns.

10.              Notice. Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and (i) delivered personally; or (ii) sent by reputable overnight courier; or (iii) sent by email, with a confirmatory copy delivered personally or sent by reputable overnight courier. All such notices shall be addressed to the Party to whom directed as follows:

If to Nexa: Jonas Mota e Silva

Email: jonas.silva@nexaresources.com
Telephone: 5117105500

5

If to Solitario: Chris Herald and Walt Hunt
Solitario Zinc Corp.
4251 Kipling Street, Suite 390, Wheat Ridge, CO 80033
Email: cherald@aol.com/whunt@solitariocorp.com
Telephone: 1 (303) 534-1030

11.              Counterpart Execution. This Agreement may be executed by each of the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of, which taken together shall constitute one and the same Agreement.

12.              Interpretation. Use of the word “including” in this Agreement means “including without limitation” or “including but not limited to.” Each of the Annexes and Schedules attached to this Agreement is incorporated into the Agreement by this reference.

13.              Relationship between Agreements. Except as specifically set forth in Section 2(c), this Agreement shall not in any way modify or amend or be deemed to modify or amend the Bongará Framework Agreement or the Mining Assignment Agreement. In addition, the execution and delivery of this Agreement shall not constitute a waiver by either of the Parties of any of its rights under either the Bongará Framework Agreement or the Mining Assignment Agreement, and shall not modify any of the Parties’ obligations thereunder, including funding obligations (except to the extent that the provisions of Section 2 of this Agreement are inconsistent with the Parties’ funding obligations under the Bongará Framework Agreement, the provisions of Section 2 of this Agreement shall be controlling).

14.              Amendments. Any amendment, supplement, variation, alteration or modification to this Agreement must be made in writing and duly executed by an authorized representative of each of the Parties hereto.

15.              Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each Party hereby waives the benefit of any law which renders any provision hereof prohibited or unenforceable in any respect.

16.              No Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

17.              Fees, Costs and Expenses. Each Party shall be responsible for its own fees, costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

6

18.              Governing Law and Dispute Resolution. The provisions of Section 30 of the Bongará Framework Agreement, which are incorporated herein by this reference, shall apply with respect to any disputes that arise under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

COMPAÑÍA MINERA MILPO S.A.A.

By: /s/ Jones Belther
Name: Jones Belther
Title:

COMPAÑÍA MINERA MILPO S.A.A

By: /s/ Diego Miranda
Name: Diego Miranda
Title:

MINERA SOLITARIO S.A.

By: /s/ Todd Christensen
Name: Todd Christensen
Title:

7

ANNEX A - Properties

NUM	PROYECTO	CODIGOU	CONCESION	TITULAR	FECHA	HA_DISP	PARTID_REG
1	CAÑON FLORIDA	010233396	BONGARA CINCUENTICINCO	MINERA BONGARA S.A.	07/08/1996	1,000.0000	P-20004465
2	CAÑON FLORIDA	010233296	BONGARA CINCUENTICUATRO	MINERA BONGARA S.A.	07/08/1996	600.0000	P-20004464
3	CAÑON FLORIDA	010783595	BONGARA VEINTISIETE	MINERA BONGARA S.A.	26/06/1995	300.0000	P-20005021
4	CAÑON FLORIDA	010000306	DEL PIERO CINCO	MINERA BONGARA S.A.	03/01/2006	1,000.0000	P-11053964
5	CAÑON FLORIDA	010000206	DEL PIERO CUATRO	MINERA BONGARA S.A.	03/01/2006	500.0000	P-11055358
6	CAÑON FLORIDA	010338405	DEL PIERO DOS	MINERA BONGARA S.A.	02/11/2005	600.0000	P-11053955
7	CAÑON FLORIDA	010204507	DEL PIERO SEIS	MINERA BONGARA S.A.	26/03/2007	1,000.0000	P-11078790
8	CAÑON FLORIDA	010338605	DEL PIERO TRES	MINERA BONGARA S.A.	02/11/2005	700.0000	P-11053962
9	CAÑON FLORIDA	010338505	DEL PIERO UNO	MINERA BONGARA S.A.	02/11/2005	1,000.0000	P-11053944
10	CAÑON FLORIDA	010190507	VM 42	MINERA BONGARA S.A.	21/03/2007	1,000.0000	P-11106001
11	CAÑON FLORIDA	010193707	VM 74	MINERA BONGARA S.A.	21/03/2007	1,000.0000	P-11106007
12	CAÑON FLORIDA	010045708	VM 94	MINERA BONGARA S.A.	28/01/2008	900.0000	P-11138318
13	CAÑON FLORIDA	010045808	VM 95	MINERA BONGARA S.A.	28/01/2008	500.0000	P-11136133
14	CAÑON FLORIDA	010193807	VM 75	MINERA BONGARA S.A.	21/03/2007	1,000.0000	P-11105995
15	CAÑON FLORIDA	010046008	VM 97	MINERA BONGARA S.A.	28/01/2008	1,000.0000	P-11136132
16	CAÑON FLORIDA	010046108	VM 98	MINERA BONGARA S.A.	28/01/2008	500.0000	P-11136186

8

ANNEX B – Drilling Program (First 16 Holes)

PROGRAMA DE PERFORACION DIAMANTINA PROYECTO FLORIDA CANYON
Plataforma	Drillhole	Easting	Northing	Elevation	Azimuth	Dip	Depth (m)	Objetivo	Comment
108	Plat_108-4	824620	9353967	2726.13	297.69	-73.94	450	Incremento Nuevos Recursos	Continuidad del manto en la parte central
108	Plat_108-6	824620	9353967	2726.13	102.32	-78.35	470	Incremento Nuevos Recursos	Continuidad del manto en la parte central
109	Plat_109-1	824582	9353834	2688.09	162.53	-74.44	400	Incremento Nuevos Recursos	Extender el manto en la zona central
109	Plat_109-2	824582	9353834	2688.09	109.28	-79.10	390	Incremento Nuevos Recursos	Extender el manto en la zona central
111	Plat_111-1	824529	9353705	2756.01	127.50	-72.01	495	Incremento Nuevos Recursos	Infill Zona de alta ley de sulfuros en mantos
111	Plat_111-3	824529	9353705	2756.01	103.39	-77.58	455	Incremento Nuevos Recursos	Extender el manto en la zona central
113	Plat_113-12	825305	9353754	2732.34	202.83	-70.57	490	Incremento Nuevos Recursos	Continuidad del manto en la parte central
113	Plat_113-6	825305	9353754	2732.34	347.43	-78.90	560	Incremento Nuevos Recursos	Continuidad del manto al lado NE
122	Plat_122-1	824577	9353236	2517.28	80.77	-63.40	170	Incremento Nuevos Recursos	Continuidad del manto en la parte central
122	Plat_122-2	824577	9353236	2517.28	135.04	-65.20	170	Incremento Nuevos Recursos	Continuidad del manto en la parte central
122	Plat_122-3	824577	9353236	2517.28	302.68	-80.59	150	Incremento Nuevos Recursos	Continuidad del manto en la parte central
124	Plat_124-1	824488	9353222	2469.98	47.04	-66.46	150	Incremento Nuevos Recursos	Continuidad del manto en la parte central
124	Plat_124-2	824488	9353222	2469.98	106.40	-50.41	150	Incremento Nuevos Recursos	Continuidad del manto en la parte central

9

125	Plat_125-2	824418	9353137	2471.95	248.41	-63.25	170	Incremento Nuevos Recursos	Continuidad del manto en la parte central
125	Plat_125-3	824418	9353137	2471.95	300.38	-52.98	180	Incremento Nuevos Recursos	Continuidad del manto en la parte central
128	Plat_128-1	824437	9352985	2458.76	319.56	-52.62	170	Incremento Nuevos Recursos	Continuidad del manto en la parte central
Total							5,020